AMWD Announces Fourth Quarter Results

June 4, 2010

News Release

           P. O. Box 1980
          Winchester, VA  22604-8090
FOR IMMEDIATE RELEASE

Contact:                 Glenn Eanes
Vice President and Treasurer
540-665-9100

AMERICAN WOODMARK CORPORATION
ANNOUNCES FOURTH QUARTER RESULTS

WINCHESTER, Virginia (June 4, 2010) -- American Woodmark Corporation (NASDAQ: AMWD) today announced results for the fourth quarter of its fiscal year 2010, that ended on April 30, 2010.

Net sales declined 20% compared with the fourth quarter of the prior fiscal year to $112,407,000.  Net sales declined 26% to $406,540,000 for the entire fiscal year ended April 30, 2010 (fiscal year 2010) compared with the prior fiscal year. The Company’s remodeling sales declined in excess of the Company’s overall rate of decline during the fourth quarter of fiscal year 2010, while new construction sales increased over the prior year’s fourth quarter by more than 20%.

The Company generated a net loss of ($1,534,000) or ($0.11) per diluted share during the fourth quarter of fiscal year 2010, compared with a net loss of ($2,932,000) or ($0.21) per diluted share in the fourth quarter of its prior fiscal year. The Company generated a net loss of ($22,341,000) or ($1.58) per diluted share for its entire fiscal year ended April 30, 2010, compared with a net loss of ($3,234,000) or ($0.23) per diluted share in its prior fiscal year. The Company’s results in the fourth quarter of fiscal year 2010 included favorable income tax adjustments aggregating $0.9 million, and an insurance recovery of $0.8 million net-of-tax.

The Company announced several initiatives to reduce costs during the fourth quarter of its prior fiscal year, including permanent closure of two manufacturing plants, suspension of operations at a third plant, and a reduction-in-force of salaried personnel. These initiatives were successfully completed in fiscal year 2010. In connection with these initiatives, the Company recorded a net-of-tax restructuring expense of ($44,000), or ($0.00) per diluted share during its fourth quarter, and net-of-tax expense of ($1,722,000), or ($0.12) per diluted share during the fiscal year ended April 30, 2010. Exclusive of these charges, net loss for the fourth quarter of fiscal year 2010 was ($1,490,000), or ($0.11) per diluted share, and ($20,619,000) or ($1.46) per diluted share for the fiscal year ended April 30, 2010. Results in the Company’s prior year fourth quarter and fiscal year also included net-of-tax charges related to these same initiatives of ($6,050,000). Exclusive of these charges, net income and earnings per diluted share in the prior year’s fourth quarter were $3,118,000 and $0.22, and for its entire prior fiscal year were $2,816,000 and $0.20, respectively.

Gross profit for the fourth quarter of fiscal year 2010 was 16.5% of net sales, compared with 19.6% in the fourth quarter of the prior fiscal year. Gross profit was 12.0% of net sales during the entire fiscal year 2010, compared with 16.4% of net sales during the prior fiscal year. The insurance recovery improved gross profit by 1.0% of net sales in the fourth quarter of fiscal year 2010, and by 0.3% of net sales for the entire fiscal year 2010. The decline in gross profit margin during the fourth quarter and entire fiscal year of 2010 primarily reflected the unfavorable impact of inefficiencies in direct labor and manufacturing overhead costs stemming from lower sales volumes. Partly offsetting these adverse factors were favorable impacts from lower fuel and material costs, as well as reduced manufacturing overhead costs related to the plant closures.

       Selling, general and administrative costs were 19.9% of net sales in the fourth quarter of fiscal year 2010, up from 16.6% of net sales in the fourth quarter of the prior fiscal year. Selling, general and administrative costs were 20.5% of net sales for the entire fiscal year 2010, up from 15.9% in the prior fiscal year. The Company’s operating expense ratio increased during fiscal year 2010 due primarily to the reduction in sales, an increase in sales promotional costs, and the absence of a benefit that occurred in the prior year relating to a terminated retiree health care plan.

The Company generated free cash flow of negative $2.1 million (defined as cash provided by operating activities net of cash used for investing activities) in the fourth quarter of fiscal year 2010, compared with positive free cash flow generated in the fourth quarter of the prior fiscal year of $18.2 million. The decline in free cash flow compared with prior year was driven primarily by the timing of accounts receivable collections and to a lesser extent by an increase in capital expenditures. Total free cash flow for fiscal year 2010 was negative $10.2 million, of which negative $9 million occurred during the first quarter of fiscal year 2010 when the bulk of the Company’s plant closure activities took place.

The Company ended fiscal year 2010 with cash, cash equivalents and restricted cash of $67.7 million, and a debt-to-capital ratio of 12.7%.

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets.  Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors.  The Company presently operates eleven manufacturing facilities and nine service centers across the country.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995:  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control.  Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission and the Annual Report to Shareholders.  The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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